Exhibit 17(e)



(BULL LOGO)
Merrill Lynch Investment Managers

Annual Report
January 31, 2002

Mercury
U.S. Government
Securities Fund

www.mlim.ml.com

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Mercury U.S. Government Securities Fund of
The Asset Program, Inc.
Box 9011
Princeton, NJ 08543-9011

Printed on post-consumer recycled paper

IMPORTANT TAX INFORMATION
(UNAUDITED)

Of the ordinary income distributions paid by Mercury U.S. Government Securities Fund during the fiscal year ended January 31, 2002, 7.62% is attributable to income from Federal obligations. In calculating the foregoing percentage, expenses of the Fund have been allocated on a pro rata basis.

The law varies in each state as to whether and what percentage of dividend income attributable to Federal obligations is exempt from state income tax. We recommend that you consult your tax adviser to determine if any portion of the dividends you received is exempt from state income tax.

Please retain this information for your records.

January 31, 2002, Mercury U.S. Government Securities Fund

DEAR SHAREHOLDER

We are pleased to provide you with this annual report to shareholders. During the fiscal year ended January 31, 2002, the Federal Reserve Board elected to ease monetary policy 10 times for a total of 425 basis points (4.25%), in an effort to stimulate the weak US economy. The US Treasury yield curve steepened dramatically as short-term Treasury yields fell in tandem with the Federal Funds rate. At the beginning of the fiscal period, the front part of the curve was inverted with Federal Funds yielding more than two-year Treasury notes. By January 31, 2002, the two-year Treasury yield was 140 basis points lower, which, when combined with the Federal Funds decline, reversed the inversion and steepened the Federal Funds to the two-year part of the curve. Although the past fiscal year marked levels of unprecedented volatility, longer-term interest rates ended the fiscal year marginally changed from where they began. To illustrate this point, the 10-year Treasury note, a benchmark for mortgage-backed securities (MBS) ended the year only eight basis points lower from where it began but had yield swings of over 140 basis points throughout the period. As mortgage rates reached historical low levels, homeowners reacted and the Mortgage Banker Refinance Index reached historically high volume.

Fiscal Year in Review
For the 12 months ended January 31, 2002, Mercury U.S. Government Securities Fund's Class I, Class A, Class B and Class C Shares had total returns of +6.89%, +6.53%, +6.10% and +6.16%, respectively. (Investment results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 6 - 9 of this report to shareholders.) The Fund underperformed relative to its unmanaged benchmark, the Salomon Brothers Mortgage Index, which had a return of +7.59% for the same one-year period.

Throughout the fiscal year ended January 31, 2002, we had an ongoing strategy of being heavily invested in MBS while avoiding those MBS that we believed would be adversely affected by an increase in prepayments. Typically, early payments or prepayments of principal on MBS hurt investors of MBS as all prepayments are made at par. As the market rallied and mortgage rates reached historical lows during the fiscal year, a large majority of the MBS universe became refinancable.

We invested in MBS that had discount or par prices whose underlying homeowners had little or no incentive to refinance. This allowed the Fund to avoid unwanted principal payments in a falling interest rate environment. Because the Fund had lower coupon, and therefore longer duration than the MBS universe, the Fund performed well as interest rates fell, but underperformed as interest rates rose over the fiscal year.

January 31, 2002, Mercury U.S. Government Securities Fund

While having more duration aided the performance in months when interest rates fell, it also hurt performance in months when interest rates rose--as was the case during the last couple of months of 2001. However, our strategy of investing in lower coupon MBS proved to be correct for the 12-month period. For example, the 30-year Fannie Mae 6% and 6.5% returned 750 basis points and 793 basis points, respectively, for the fiscal year, comparing favorably to Fannie Mae 7.5% and 8%, which returned 701 basis points and 697 basis points, respectively.

Additionally, we limited prepayment risk through our investments in Fannie Mae multifamily pools. These pools, which have balloon maturities of typically five years - ten years, have prepayment protection by means of lockouts and yield maintenance. In addition to prepayment protection, these pools offer attractive yield spreads and efficiently "roll down" a very steep Treasury yield curve, which allows for positive price gains. Yield curve placement was an important contributor to the total rate-of-return for the period as the yield curve changed shape. We focused on the five-year area of the Treasury curve as this represented the steepest part of the curve. Additionally, the yield on the five-year note, a benchmark for these multifamily MBS, fell 40 basis points by fiscal year end, further contributing to performance.

Although we remained heavily invested in MBS during the period, we also invested in US Treasury securities to protect the Fund against spread widening. Early in the period, we added to our long Treasury strip allocation. We used this position to maintain duration in a falling interest rate environment. Because Treasury strips trade with deeply discounted prices, we were able to stay heavily weighted in higher-yielding MBS. We sold this position later in the period as interest rates started to rise and durations of MBS extended. We also held a position in the five-year Treasury note, which added incremental income in the repurchase market. This position was also sold later in the year in favor of MBS as prepayment risk subsided. Additionally, during the period we implemented an option strategy in which we sold calls on MBS and purchased calls on the 10-year Treasury note. This option strategy also allowed the Fund to stay heavily invested in higher-yielding MBS, thus providing some protection against spread widening. This strategy benefited from the flight to quality experienced during the period.

Looking ahead, we are quite positive on the MBS market. Prepayment fears have diminished, volatility has declined, and the Treasury yield curve remains steep. These are all positive variables for the MBS market. MBS continue to offer very attractive yields, excellent quality and superior liquidity.

January 31, 2002, Mercury U.S. Government Securities Fund

In Conclusion
We appreciate your continued support of Mercury U.S. Government Securities Fund, and we look forward to serving your investment needs in the months and years ahead.

Sincerely,

(Terry K. Glenn)
Terry K. Glenn
President and Director



(Frank Viola)
Frank Viola
Portfolio Manager

(Teresa L. Giacino)
Teresa L. Giacino
Vice President and Portfolio Manager

March 8, 2002

We are pleased to announce that Frank Viola and Teresa Giacino have been named Portfolio Managers and are responsible for the day-to-day management of Mercury U.S. Government Securities Fund. Mr. Viola joined Merrill Lynch Investment Managers, L.P. (MLIM) in 1997 as Portfolio Manager in the US Fixed-Income Group. Ms. Giacino joined MLIM in 1985, gaining experience in all phases of mortgage investment.

The Fund's transfer agency fee schedule has been amended. Under the revised schedule, the fees payable to Financial Data Services, Inc., the transfer agent for the Fund, now range from $16 to $23 per shareholder account (depending upon the level of service required) or 0.10%of account assets for certain accounts that participate in certain fee-based programs.

January 31, 2002, Mercury U.S. Government Securities Fund

FUND PERFORMANCE DATA

ABOUT FUND PERFORMANCE

The Fund offers four classes of shares, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs.

CLASS I SHARES incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution and account maintenance fees. Class I Shares are available only to eligible investors.

CLASS A SHARES incur a maximum initial sales charge of 4% and an account maintenance fee of 0.25% (but no distribution fee).

CLASS B SHARES are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first two years, decreasing 3% for each of the next two years and decreasing 1% each year thereafter to 0% after the sixth year. In addition, Class B Shares are subject to a distribution fee of 0.50% and an account maintenance fee of 0.25%. The shares automatically convert to Class A Shares after approximately eight years.

CLASS C SHARES are subject to a distribution fee of 0.55% and an account maintenance fee of 0.25%. In addition, Class C Shares may be subject to a 1% contingent deferred sales charge if redeemed within one year after purchase.

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders. The Fund's Investment Adviser voluntarily waived its management fee and a portion of its other expenses. Without such waiver, the Fund's performance would have been lower.

January 31, 2002, Mercury U.S. Government Securities Fund

FUND PERFORMANCE DATA (CONTINUED)

RECENT PERFORMANCE RESULTS*

As of January 31, 2002                 6-Month              12-Month          Since Inception        Standardized
                                     Total Return         Total Return          Total Return         30-Day Yield

Class I**                               +3.00%                +6.89%              +74.51%                 4.96%

Class A**                               +2.87                 +6.53               +71.25                  4.73

Class B                                 +2.61                 +6.10               +64.96                  4.43

Class C                                 +2.70                 +6.16               +64.49                  4.38


*Investment results shown do not reflect sales charges. Results shown would be lower if sales charges were included. Total investment returns are based on changes in the Fund's net asset values for the periods shown, and assume reinvestment of all dividends and capital gains at net asset value on the payable date. The Fund commenced operations on 2/01/95.
**Prior to April 3, 2000, Class I Shares were designated Class A Shares and Class A Shares were designated Class D Shares.

January 31, 2002, Mercury U.S. Government Securities Fund

FUND PERFORMANCE DATA (CONTINUED)

TOTAL RETURN BASED ON A $10,000 INVESTMENT

A line graph illustrating the growth of a $10,000 investment in Mercury U.S. Government Securities Fund++ Class I and Class A Shares* compared to a similar investment in Salomon Brothers Mortgage Index++++. Values illustrated are as follows :

Mercury U.S. Government Securities Fund++
Class I Shares*


Date                                      Value

2/01/1995**                               $ 9,600.00
January 1996                              $11,085.00
January 1997                              $11,613.00
January 1998                              $12,851.00
January 1999                              $13,929.00
January 2000                              $13,890.00
January 2001                              $15,675.00
January 2002                              $16,755.00

Mercury U.S. Government Securities Fund++
Class A Shares*

Date                                       Value
2/01/1995**                               $ 9,600.00
January 1996                              $11,053.00
January 1997                              $11,549.00
January 1998                              $12,748.00
January 1999                              $13,783.00
January 2000                              $13,696.00
January 2001                              $15,433.00
January 2002                              $16,441.00

Salomon Brothers Mortgage Index++++

Date                                       Value
2/28/1995**                               $10,000.00
January 1996                              $11,223.00
January 1997                              $11,835.00
January 1998                              $12,942.00
January 1999                              $13,813.00
January 2000                              $13,863.00
January 2001                              $15,789.00
January 2002                              $16,988.00


A line graph illustrating the growth of a $10,000 investment in Mercury U.S. Government Securities Fund++ Class B and Class C Shares* compared to a similar investment in Salomon Brothers Mortgage Index++++. Values illustrated are as follows :

Mercury U.S. Government Securities Fund++
Class B Shares*

Date                                       Value
2/01/1995**                               $10,000.00
January 1996                              $11,453.00
January 1997                              $11,900.00
January 1998                              $13,061.00
January 1999                              $14,038.00
January 2000                              $13,879.00
January 2001                              $15,547.00
January 2002                              $16,495.00

Mercury U.S. Government Securities Fund++
Class C Shares*

Date                                        Value
2/01/1995**                               $10,000.00
January 1996                              $11,436.00
January 1997                              $11,874.00
January 1998                              $13,036.00
January 1999                              $14,005.00
January 2000                              $13,840.00
January 2001                              $15,497.00
January 2002                              $16,452.00

Salomon Brothers Mortgage Index++++

Date                                       Value
2/28/1995**                               $10,000.00
January 1996                              $11,223.00
January 1997                              $11,835.00
January 1998                              $12,942.00
January 1999                              $13,813.00
January 2000                              $13,863.00
January 2001                              $15,789.00
January 2002                              $16,988.00

*Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
**Commencement of operations.
++Mercury US Government Securities Fund invests in marketable securities issued or guaranteed by the US Government, by various agencies of the US Government and by various instrumentalities which have been established or sponsored by the US Government.
++++This unmanaged Index reflects the performance of a capital market weighting of the outstanding agency issued mortgage-backed securities. The starting date for the Index in both graphs is from 2/28/95.

Past performance is not predictive of future results.

January 31, 2002, Mercury U.S. Government Securities Fund

FUND PERFORMANCE DATA (CONCLUDED)

AVERAGE ANNUAL TOTAL RETURN
                                        % Return Without        % Return With
Class I Shares*++                         Sales Charge            Sales Charge

One Year Ended 12/31/01                       +7.08%                 +2.80%
Five Years Ended 12/31/01                     +7.55                  +6.68
Inception (2/01/95) through 12/31/01          +8.25                  +7.61

*Maximum sales charge is 4%.
**Assuming maximum sales charge.
++Prior to April 3, 2000 Class I Shares were designated as Class A Shares.

                                       % Return Without         % Return With
Class A Shares*++                         Sales Charge           Sales Charge

One Year Ended 12/31/01                       +6.61%                 +2.35%
Five Years Ended 12/31/01                     +7.24                  +6.37
Inception (2/01/95) through 12/31/01          +7.94                  +7.30

*Maximum sales charge is 4%.
**Assuming maximum sales charge.
++Prior to April 3, 2000 Class A Shares were designated as Class D Shares.

Class B Shares*                       % Return Without CDSC   % Return With CDSC

One Year Ended 12/31/01                      +6.29%                 +2.29%
Five Years Ended 12/31/01                    +6.70                  +6.39
Inception (2/01/95) through 12/31/01         +7.38                  +7.38

*Maximum contingent deferred sales charge is 4% and is reduced to 0% after six years.
**Assuming payment of applicable contingent deferred sales charge.

Class C Shares*                       % Return Without CDSC   % Return With CDSC

One Year Ended 12/31/01                      +6.35%                 +5.35%
Five Years Ended 12/31/01                    +6.68                  +6.68
Inception (2/01/95) through 12/31/01         +7.33                  +7.33

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.
**Assuming payment of applicable contingent deferred sales charge.

January 31, 2002, Mercury U.S. Government Securities Fund

                            SCHEDULE OF INVESTMENTS
                                 In US Dollars
                                     Face                                          Interest         Maturity
Industries                          Amount                     Issue                 Rate            Date(s)    In US Dollars Value

US Government Agency              $ 3,000,000      Fannie Mae (4)                      6.00 %       2/01/2009       $ 3,042,430
Mortgage-Backed                     2,359,411      Fannie Mae                          6.00         5/01/2031         2,324,790
Obligations*--92.0%                 1,224,706      Fannie Mae                          6.50        2/01/2012 -        1,261,125
                                                                                                    2/01/2014
                                    6,508,488      Fannie Mae                          6.50        4/01/2031 -        6,555,965
                                                                                                    7/01/2031
                                    3,817,435      Fannie Mae--                        5.50        12/01/2011         3,735,121
                                                   Multi Family
                                                   #0384636++(2)
                                    3,995,623      Fannie Mae--                        5.56        12/01/2011         3,903,848
                                                   Multi-Family
                                                   #0384518++(5)
                                    3,500,000      Fannie Mae--                        5.60         1/01/2007         3,539,375
                                                   Multi-Family
                                                   #0384693++(3)
                                    2,343,946      Fannie Mae--                        5.625       11/01/2011         2,302,200
                                                   Multi-Family
                                                   #0384507++(5)
                                    3,982,072      Fannie Mae--                        5.67         9/01/2006         4,066,691
                                                   Multi-Family
                                                   #0384046++(3)
                                    2,518,520      Fannie Mae--                        5.69        12/01/2008         2,538,353
                                                   Multi-Family
                                                   #0460211++(5)
                                    1,927,829      Fannie Mae--                        5.71         1/01/2009         1,946,473
                                                   Multi-Family
                                                   #0381208++(5)
                                    1,929,655      Fannie Mae--                        6.18         1/01/2006         2,014,927
                                                   Multi-Family
                                                   #0073313++(5)
                                    4,219,900      Freddie Mac--                       5.50        3/01/2013 -        4,207,361
                                                   Gold Program                                     3/01/2016
                                    1,819,294      Freddie Mac--                       6.00        4/01/2031 -        1,798,201
                                                   Gold Program                                     7/01/2031
                                    5,603,757      Freddie Mac--                       6.50        7/01/2016 -        5,748,669
                                                   Gold Program                                    12/01/2016
                                    1,938,190      Freddie Mac--                       6.50         5/01/2031         1,953,957
                                                   Gold Program
                                      512,562      Freddie Mac--                       7.00        11/01/2015           532,293
                                                   Gold Program
                                    3,000,000      Freddie Mac--                       7.00          TBA (1)          3,074,040
                                                   Gold Program


January 31, 2002, Mercury U.S. Government Securities Fund


SCHEDULE OF INVESTMENTS (CONCLUDED)

                                     Face                                          Interest         Maturity         In US Dollars
Industries                          Amount                     Issue                 Rate            Date(s)              Value
US Government Agency                $ 946,651      Government National               5.50%          3/15/2029 -        $ 906,665
Mortgage-Backed                                    Mortgage Association                               4/15/2029
Obligations*--(concluded)
                                    2,955,022      Government National               6.50           8/15/2031          2,984,108
                                                   Mortgage Association
                                    5,371,777      Government National               7.00           6/15/2028 -        5,524,144
                                                   Mortgage Association                             7/15/2031
                                    5,909,472      Government National               7.50           10/15/2025 -       6,179,639
                                                   Mortgage Association                             9/15/2031

                        Total US Government Agency Mortgage-Backed Obligations


                                                   (Cost--$70,008,050)                                                70,140,375

US Government                         750,000      US Treasury Notes                 6.75           5/15/2005            814,687
Obligations--1.1%

                                                   Total US Government Obligations
                                                   (Cost--$773,847) 814,687


Short-Term
Securities

Repurchase Agreements**--    7,591,000             Morgan Stanley & Co., Inc., purchased on                            7,591,000
9.9%                                               1/31/2002 to yield 1.90% to 2/01/2002

                        Total Investments in Short-Term
                         Securities (Cost--$7,591,000)
                                                                                                                       7,591,000

                                                   Total Investments
                          (Cost--$78,372,897)--103.0%
                                                                                                                      78,546,062
                         Liabilities in Excess of Other Assets--(3.0%)                                                (2,279,964)
                                                                                                                      ----------

                                                   Net Assets--100.0%                                               $ 76,266,098
                                                                                                                    ============

*Mortgage-Backed Obligations are subject to principal paydowns as a result of prepayments or refinancing of the underlying mortgage instruments. As a result, the average life may be substantially less than the original maturity. **Repurchase Agreements are fully collateralized by US Government & Agency Obligations.
++Underlying multi-family loans have prepayment protection by means of lockout periods and/or yield maintenance premiums.
(1)Represents or includes a "to-be-announced" (TBA) transaction. The Fund has committed to purchase securities for which all specific information is not available at this time.
(2)Represents balloon mortgages that amortize on a 20-year schedule and have 10-year original maturities.
(3)Represents balloon mortgages that amortize on a 30-year schedule and have 5-year original maturities.
(4)Represents balloon mortgages that amortize on a 30-year schedule and have 7-year original maturities.
(5)Represents balloon mortgages that amortize on a 30-year schedule and have 10-year original maturities.

See Notes to Financial Statements.

January 31, 2002, Mercury U.S. Government Securities Fund

STATEMENT OF ASSETS AND LIABILITIES

As of January 31, 2002

Assets:
Investments, at value (identified cost--$78,372,897)                                              $ 78,546,062
Cash                                                                                                       502
Receivables:
     Capital shares sold                                                         $ 614,932
     Interest                                                                      363,283             978,215
                                                                                ---------
Prepaid registration fees and other assets                                                             200,627
                                                                                                    ----------
Total assets                                                                                        79,725,406
                                                                                                    ----------
Liabilities:
Payables:
     Securities purchased                                                        3,077,195
     Capital shares redeemed                                                       142,765
     Dividends to shareholders                                                     124,739
     Distributor                                                                    40,966           3,385,665
                                                                                ----------
Accrued expenses                                                                                        73,643
                                                                                                    ----------
Total liabilities                                                                                    3,459,308
                                                                                                    ----------
Net Assets:
Net assets                                                                                        $ 76,266,098
                                                                                                  ============

Net Assets Consist of:
Class I Common Stock, $.10 par value, 6,250,000 shares authorized                                     $ 44,664
Class A Common Stock, $.10 par value, 6,250,000 shares authorized                                       51,497
Class B Common Stock, $.10 par value, 6,250,000 shares authorized                                      456,368
Class C Common Stock, $.10 par value, 6,250,000 shares authorized                                      173,268
Paid-in capital in excess of par                                                                    75,380,411
Undistributed investment income--net                                              $ 16,013
Accumulated realized capital losses on investments--net                            (29,288)
Unrealized appreciation on investments--net                                        173,165
                                                                                   -------

Total accumulated earnings--net                                                                        159,890
                                                                                                       -------

Net assets                                                                                        $ 76,266,098
                                                                                                  ============
Net Asset Value:
Class I--Based on net assets of $4,700,486 and 446,643 shares outstanding                              $ 10.52
                                                                                                  ============
Class A--Based on net assets of $5,412,675 and 514,973 shares outstanding                              $ 10.51
                                                                                                  ============
Class B--Based on net assets of $47,935,930 and 4,563,681 shares outstanding                           $ 10.50
                                                                                                  ============
Class C--Based on net assets of $18,217,007 and 1,732,677 shares outstanding                           $ 10.51
                                                                                                  ============


See Notes to Financial Statements.


January 31, 2002, Mercury U.S. Government Securities Fund


STATEMENT OF OPERATIONS

For the Year Ended January 31, 2002

Investment Income:
Interest                                                                                           $ 2,701,614
                                                                                                   -----------

Expenses:
Investment advisory fees                                                   $ 252,010
Account maintenance and distribution fees--Class B                           241,852
Account maintenance and distribution fees--Class C                           100,810
Registration fees                                                             74,323
Transfer agent fees--Class B                                                  50,654
Printing and shareholder reports                                              46,292
Custodian fees                                                                35,351
Accounting services                                                           35,226
Professional fees                                                             24,664
Transfer agent fees--Class C                                                  21,355
Account maintenance fees--Class A                                              9,323
Transfer agent fees--Class A                                                   5,091
Directors' fees and expenses                                                   3,999
Pricing fees                                                                   2,628
Transfer agent fees--Class I                                                   2,461
Other                                                                         12,797
                                                                              ------

Total expenses before reimbursement                                          918,836
Reimbursement of expenses                                                   (566,851)
                                                                            --------

Total expenses after reimbursement                                                                     351,985
                                                                                                       -------
Investment income--net                                                                               2,349,629
Realized & Unrealized Gain on Investments--Net:
Realized gain on investments--net                                                                      341,558
Change in unrealized appreciation on investments--net                                                  107,223
                                                                                                       -------
Net Increase in Net Assets Resulting from Operations                                               $ 2,798,410
                                                                                                   ===========

See Notes to Financial Statements.

January 31, 2002, Mercury U.S. Government Securities Fund


STATEMENTS OF CHANGES IN NET ASSETS



                                                                                              For the
                                                                                            Year Ended
                                                                                            January 31,
Increase (Decrease)in Net Assets:                                                    2002                 2001

Operations:

Investment income--net                                                             $ 2,349,629            $ 971,616
Realized gain on investments--net                                                      341,558               70,127
Change in unrealized appreciation/depreciation on investments--net                     107,223              918,947
                                                                                     ---------            ---------
Net increase in net assets resulting from operations                                 2,798,410            1,960,690
                                                                                     ---------            ---------

Dividends & Distributions to Shareholders:
Investment income--net:
   Class I                                                                             (97,974)             (14,872)
   Class A                                                                            (189,601)             (61,747)
   Class B                                                                          (1,485,857)            (623,185)
   Class C                                                                            (576,197)            (271,812)
Realized gain on investments--net:
     Class I                                                                            (3,641)                  --
     Class A                                                                           (10,389)                  --
     Class B                                                                           (72,880)                  --
     Class C                                                                           (26,546)                  --
                                                                                    ----------            ---------

Net decrease in net assets resulting from dividends and distributions to            (2,463,085)            (971,616)
   shareholders                                                                     ----------            ---------


Capital Share Transactions:
Net increase in net assets derived from capital share transactions                  50,440,146            8,208,063
                                                                                    ----------            ---------

Net Assets:
Total increase in net assets                                                        50,775,471            9,197,137
Beginning of year                                                                   25,490,627           16,293,490
                                                                                    ----------           ----------

End of year*                                                                      $ 76,266,098         $ 25,490,627
                                                                                  ============         ============
*Undistributed investment income--net                                                 $ 16,013                   --
                                                                                  ============         ============

See Notes to Financial Statements.

January 31, 2002, Mercury U.S. Government Securities Fund

FINANCIAL HIGHLIGHTS

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                            Class I++++
Increase (Decrease) in                                             For the Year Ended January 31,
Net Asset Value:                                    2002          2001          2000           1999          1998

Per Share Operating Performance:
Net asset value, beginning of year                $ 10.41        $ 9.85       $ 10.52        $ 10.48       $ 10.20
                                                  -------        ------       -------        -------       -------
Investment income--net                                .57           .66           .64            .64           .69
Realized and unrealized gain (loss) on
   investments--net                                   .13           .56          (.67)           .21           .35
                                                  -------        ------       -------        -------       -------
Total from investment operations                      .70          1.22          (.03)           .85          1.04
                                                  -------        ------       -------        -------       -------
Less dividends and distributions:
   Investment income--net                            (.57)         (.66)         (.64)          (.64)         (.69)
   Realized gain on investments--net                 (.02)          --            --            (.17)         (.07)
   In excess of realized gain on
   investments--net                                   --            --            --             --++          --
                                                  -------        ------       -------        -------       -------
Total dividends and distributions                    (.59)         (.66)         (.64)          (.81)         (.76)
                                                  -------        ------       -------        -------       -------
Net asset value, end of year                      $ 10.52       $ 10.41        $ 9.85        $ 10.52       $ 10.48
                                                  =======       =======        ======        =======       =======
Total Investment Return:*
Based on net asset value per share                   6.89%        12.85%         (.28%)         8.39%        10.66%
                                                  =======       =======        ======        =======       =======
Ratios to Average Net Assets:
Expenses, net of reimbursement                        .00%          .00%          .00%           .00%          .00%
                                                  =======       =======        ======        =======       =======
Expenses                                             1.10%         1.38%         1.38%          1.73%         2.00%
                                                  =======       =======        ======        =======       =======
Investment income--net                               5.37%         6.49%         6.22%          6.13%         6.80%
                                                  =======       =======        ======        =======       =======
Supplemental Data:
Net assets, end of year (in thousands)            $ 4,700         $ 600         $ 140        $ 1,278       $ 3,233
                                                  =======       =======        ======        =======       =======
Portfolio turnover                                 185.42%        84.53%        91.75%        310.91%       361.31%
                                                  =======       =======        ======        =======       =======

*Total investment returns exclude the effects of sales charges.
++Amount is less than $.01 per share.
++++Prior to April 3, 2000, Class I Shares were designated as Class A Shares.

See Notes to Financial Statements.

January 31, 2002, Mercury U.S. Government Securities Fund

FINANCIAL HIGHLIGHTS (CONTINUED)

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                             Class A++++
Increase (Decrease) in                                             For the Year Ended January 31,
Net Asset Value:                                    2002          2001          2000           1999          1998

Per Share Operating Performance:
Net asset value, beginning of year                  $ 10.41        $ 9.84       $ 10.52        $ 10.48       $ 10.20
                                                    -------        ------       -------        -------       -------

Investment income--net                                  .55           .64           .61            .61           .67
Realized and unrealized gain (loss) on
   investments--net                                     .12           .57          (.68)           .21           .35
                                                    -------        ------       -------        -------       -------
Total from investment operations                        .67          1.21          (.07)           .82          1.02
                                                    -------        ------       -------        -------       -------
Less dividends and distributions:
   Investment income--net                              (.55)         (.64)         (.61)          (.61)         (.67)
   Realized gain on investments--net                   (.02)           --            --           (.17)         (.07)
   In excess of realized gain on
   investments--net                                      --            --            --            --++           --
                                                    -------        ------       -------        -------       -------
Total dividends and distributions                      (.57)         (.64)         (.61)          (.78)         (.74)

Net asset value, end of year                        $ 10.51       $ 10.41        $ 9.84        $ 10.52       $ 10.48
                                                    =======       =======        ======        =======       =======

Total Investment Return:*
Based on net asset value per share                     6.53%        12.68%         (.63%)         8.12%        10.38%
                                                    =======       =======        ======        =======       =======
Ratios to Average Net Assets:
Expenses, net of reimbursement                          .25%          .25%          .25%           .25%          .25%
                                                    =======       =======        ======        =======       =======
Expenses                                               1.36%         1.63%         1.67%          1.67%         2.25%
                                                    =======       =======        ======        =======       =======
Investment income--net                                 5.08%         6.26%         6.02%          5.73%         6.53%
                                                    =======       =======        ======        =======       =======
Supplemental Data:
Net assets, end of year (in thousands)              $ 5,413       $ 1,980         $ 708        $ 1,701         $ 315
                                                    =======       =======        ======        =======       =======
Portfolio turnover                                   185.42%        84.53%        91.75%        310.91%       361.31%
                                                    =======       =======        ======        =======       =======

*Total investment returns exclude the effects of sales charges. ++Amount is less than $.01 per share. ++++Prior to April 3, 2000, Class A Shares were designated as Class D Shares.

See Notes to Financial Statements.

January 31, 2002, Mercury U.S. Government Securities Fund

FINANCIAL HIGHLIGHTS (CONTINUED)

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                              Class B
Increase (Decrease) in                                             For the Year Ended January 31,
Net Asset Value:                                    2002          2001          2000           1999          1998

Per Share Operating Performance:
Net asset value, beginning of year                $ 10.39        $ 9.83       $ 10.51        $ 10.48       $ 10.20
                                                  -------        ------       -------        -------       -------

Investment income--net                                .49           .59           .56            .56           .61
Realized and unrealized gain (loss) on
   investments--net                                   .13           .56          (.68)           .20           .35
                                                  -------        ------       -------        -------       -------
Total from investment operations                      .62          1.15          (.12)           .76           .96
                                                  -------        ------       -------        -------       -------
Less dividends and distributions:
   Investment income--net                            (.49)         (.59)         (.56)          (.56)         (.61)
   Realized gain on investments--net                 (.02)         --            --             (.17)         (.07)
   In excess of realized gain on
   investments--net                                  --            --            --            --++           --
                                                  -------        ------       -------        -------       -------
Total dividends and distributions                    (.51)         (.59)         (.56)          (.73)         (.68)

Net asset value, end of year                      $ 10.50       $ 10.39        $ 9.83        $ 10.51       $ 10.48
                                                  =======       =======        ======        =======       =======

Total Investment Return:*
Based on net asset value per share                   6.10%        12.02%        (1.13%)         7.48%         9.76%
                                                  =======       =======        ======        =======       =======
Ratios to Average Net Assets:
Expenses, net of reimbursement                        .75%          .75%          .75%           .75%          .75%
                                                  =======       =======        ======        =======       =======
Expenses                                             1.87%         2.19%         2.22%          2.34%         2.82%
                                                  =======       =======        ======        =======       =======
Investment income--net                               4.61%         5.81%         5.54%          5.26%         5.94%
                                                  =======       =======        ======        =======       =======
Supplemental Data:
Net assets, end of year (in thousands)           $ 47,936      $ 16,121      $ 12,045       $ 14,817      $ 6,627
                                                  =======       =======        ======        =======       =======
Portfolio turnover                                 185.42%        84.53%        91.75%        310.91%       361.31%
                                                  =======       =======        ======        =======       =======

*Total investment returns exclude the effects of sales charges.
++Amount is less than $.01 per share.

See Notes to Financial Statements.

January 31, 2002, Mercury U.S. Government Securities Fund

FINANCIAL HIGHLIGHTS (CONCLUDED)

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                              Class C
Increase (Decrease) in                                             For the Year Ended January 31,
Net Asset Value:                                    2002          2001          2000           1999          1998

Per Share Operating Performance:
Net asset value, beginning of year                $ 10.39        $ 9.83       $ 10.51        $ 10.48       $ 10.19
                                                  -------        ------       -------        -------       -------

Investment income--net
Realized and unrealized gain (loss) on
   investments--net                                   .14           .56          (.68)           .20           .36
                                                  -------        ------       -------        -------       -------
Total from investment operations                      .63          1.14          (.12)           .75           .96
                                                  -------        ------       -------        -------       -------
Less dividends and distributions:
Investment income--net                               (.49)         (.58)         (.56)          (.55)         (.60)
Realized gain on investments--net                    (.02)         --            --             (.17)         (.07)
In excess of realized gain on investments--net       --            --            --            --++           --
                                                  -------        ------       -------        -------       -------
Total dividends and distributions                    (.51)         (.58)         (.56)          (.72)         (.67)
                                                  -------        ------       -------        -------       -------
Net asset value, end of year                      $ 10.51       $ 10.39        $ 9.83        $ 10.51       $ 10.48
                                                  =======       =======        ======        =======       =======

Total Investment Return:*
Based on net asset value per share                   6.16%        11.97%        (1.18%)         7.43%         9.79%
                                                  =======       =======        ======        =======       =======
Ratios to Average Net Assets:
Expenses, net of reimbursement                        .80%          .80%          .80%           .80%          .80%
                                                  =======       =======        ======        =======       =======
Expenses                                             1.94%         2.25%         2.33%          2.47%         2.90%
                                                  =======       =======        ======        =======       =======
Investment income--net                               4.58%         5.75%         5.49%          5.21%         5.88%
                                                  =======       =======        ======        =======       =======
Supplemental Data:
Net assets, end of year (in thousands)            $ 18,217       $ 6,790       $ 3,400        $ 4,679       $ 2,057
                                                  =======       =======        ======        =======       =======
Portfolio turnover                                 185.42%        84.53%        91.75%        310.91%       361.31%
                                                  =======       =======        ======        =======       =======

*Total investment returns exclude the effects of sales charges.
++Amount is less than $.01 per share.

See Notes to Financial Statements.

January 31, 2002, Mercury U.S. Government Securities Fund

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:
Mercury U.S. Government Securities Fund (the "Fund") is a series of The Asset Program, Inc. (the "Program") which is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers four classes of shares. Class I and Class A Shares are sold with a front-end sales charge. Class B and Class C Shares may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class A, Class B and Class C Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures (except that Class B shareholders may vote upon any material changes under the distribution plan for Class A Shares). The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities that are traded in the over-the- counter market are valued at the last available bid price in the over-the-counter market prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including financial futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at fair market value as determined in good faith by or under the direction of the Program's Board of Directors.

January 31, 2002, Mercury U.S. Government Securities Fund

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(b) Repurchase agreements--The Fund may invest in securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additions to such securities daily to ensure that the contract is fully collateralized. If the counterparty defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

(c) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

* Options--The Fund is authorized to purchase and write call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

January 31, 2002, Mercury U.S. Government Securities Fund

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

(h) Expenses--Certain expenses have been allocated to the individual Funds in the Trust on a pro rata basis based upon the respective aggregate net asset value of each Fund included in the Program.

(i) Dollar rolls--The Fund sells mortgage-backed securities for delivery in the current month and simultaneously contracts to repurchase substantially similar (same type, coupon and maturity) securities on a specific future date.

(j) Reclassification--Accounting principles generally accepted in the United States of America require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, the current year's permanent book/tax differences of $16,013 have been reclassified between accumulated net realized capital losses and undistributed net investment income. These reclassifications have no effect on net assets or net asset values per share.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee based on the average daily value of the Fund's net assets at the annual rate of .50%. For the year ended January 31, 2002, FAM earned fees of $252,010, all of which were waived. FAM also reimbursed the Fund for additional expenses of $314,841.

January 31, 2002, Mercury U.S. Government Securities Fund

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                                Account               Distribution
                              Maintenance                 Fees
                                  Fees

Class A                            .25%                     --
Class B                            .25%                    .50%
Class C                            .25%                    .55%


Pursuant to a sub-agreement with the Distributor, selected dealers also provide account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and selected dealers for providing account maintenance services to Class A, Class B and Class C shareholders. The ongoing distribution fee compensates the Distributor and selected dealers for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended January 31, 2002, FAMD earned underwriting discounts and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., earned dealer concessions on sales of each Fund's Class A Shares as follows:

                                  FAMD                      MLPF&S

Class A                          $3,153                     $44,426

For the year ended January 31, 2002, MLPF&S received contingent deferred sales charges of $58,945 and $11,057 relating to transactions in Class B and Class C Shares, respectively. Furthermore, MLPF&S received contingent deferred sales charges of $2 relating to transactions subject to front-end sales charge waivers in Class A Shares.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Program's transfer agent.

During the year ended January 31, 2002, the Fund paid Merrill Lynch Security Pricing Service, an affiliate of MLPF&S $475 for security price quotations to compute the net asset value of the Fund.

For the year ended January 31, 2002, the Fund reimbursed FAM $4,793 for certain accounting services.

Certain officers and/or directors of the Program are officers and/or directors of FAM, PSI, FDS, FAMD, and/or ML & Co.

January 31, 2002, Mercury U.S. Government Securities Fund

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended January 31, 2002 were $133,649,614 and $85,679,135, respectively.

Net realized gains (losses) for the year ended January 31, 2002 and net unrealized gains as of January 31, 2002 were as follows:

                                  Realized             Unrealized
                                Gains (Losses)           Gains
Long-term investments            $ 342,232              $ 173,165
Short-term investments                (346)                    --
Options purchased                  (25,875)                    --
Options written                     25,547                     --
                                 ---------              ---------
Total                            $ 341,558              $ 173,165
                                 =========              =========


As of January 31, 2002, net unrealized appreciation for Federal income tax purposes aggregated $171,847, of which $644,827 related to appreciated securities and $472,980 related to depreciated securities. The aggregate cost of investments at January 31, 2002 for Federal income tax purposes was $78,374,215.

Transactions in call options written for the year ended January 31, 2002 were as follows:

                                     Nominal Value
                                  Covered by Written
                                        Options           Premiums Received
Outstanding call options written,
beginning of year                             --                     --
Options written                        3,000,000               $ 25,547
Options expired                       (3,000,000)               (25,547)
                                      ----------                -------

Outstanding call options
written, end of year                          --                     --
                                      ==========                =======


4. Capital Share Transactions:
Net increase in net assets derived from capital share transactions was $50,440,146 and $8,208,063 for the years ended January 31, 2002 and January 31, 2001, respectively.

Transactions in capital shares for each class were as follows:

Class I Shares for the Year                                            Dollar
Ended January 31, 2002                         Shares                  Amount

Shares sold                                    510,884            $ 5,364,653
Shares issued to shareholders in reinvestment
of dividends and distributions                   4,760                 49,996
                                              --------             ----------
Total issued                                   515,644              5,414,649
Shares redeemed                               (126,662)            (1,327,248)
                                              --------             ----------

Net increase                                   388,982            $ 4,087,401
                                              ========            ===========

January 31, 2002, Mercury U.S. Government Securities Fund

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Class I Shares for the Year                                            Dollar
Ended January 31, 2001                          Shares                 Amount

Shares sold                                      88,352              $ 909,599
Shares issued to shareholders in reinvestment
of dividends and distributions                    1,093                 11,057
                                               --------               --------
Total issued                                     89,445                920,656
Shares redeemed                                 (46,041)              (472,905)
                                               --------               --------

Net increase                                     43,404              $ 447,751
                                               ========              =========


Class A Shares for the Year                                           Dollar
Ended January 31, 2002                         Shares                  Amount

Shares sold                                    1,133,431         $ 11,900,884
Automatic conversion of shares                    11,502              120,332
Shares issued to shareholders in reinvestment
of dividends and distributions                     7,143               74,946
                                               ---------           ----------
Total issued                                   1,152,076           12,096,162
Shares redeemed                                 (827,352)          (8,670,869)
                                               ---------           ----------

Net increase                                     324,724          $ 3,425,293
                                               =========          ===========



Class A Shares for the Year                                           Dollar
Ended January 31, 2001                         Shares                  Amount

Shares sold                                     138,809            $ 1,408,867
Automatic conversion of shares                    7,401                 74,336
Shares issued to shareholders in reinvestment
of dividends and distributions                    4,835                 49,020
                                               --------               --------
Total issued                                    151,045              1,532,223
Shares redeemed                                 (32,739)              (326,475)
                                               --------               --------

Net increase                                    118,306            $ 1,205,748
                                               ========            ===========



Class B Shares for the Year Ended January 31,                        Dollar
2002                                           Shares                Amount

Shares sold                                   3,495,974           $ 36,671,020
Shares issued to shareholders in reinvestment
of dividends and distributions                   86,546                908,063
                                              ---------           ------------
Total issued                                  3,582,520             37,579,083
Automatic conversion of shares                  (11,512)              (120,332)
Shares redeemed                                (558,215)            (5,861,499)
                                              ---------           ------------
Net increase                                  3,012,793           $ 31,597,252
                                              =========           ============


January 31, 2002, Mercury U.S. Government Securities Fund

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Class B Shares for the Year                                           Dollar
Ended January 31, 2001                        Shares                  Amount

Shares sold                                     859,651            $ 8,792,262
Shares issued to shareholders in reinvestment
of dividends and distributions                   39,787                399,752
                                                -------            -----------
Total issued                                    899,438              9,192,014
Automatic conversion of shares                   (7,409)               (74,336)
Shares redeemed                                (566,592)            (5,644,408)
                                                -------            -----------
Net increase                                    325,437            $ 3,473,270
                                                =======            ===========



Class C Shares for the Year                                            Dollar
Ended January 31, 2002                           Shares                Amount

Shares sold                                     1,601,383         $ 16,816,966
Shares issued to shareholders in reinvestment
of dividends and distributions                     41,043              430,582
                                                ---------         ------------
Total issued                                    1,642,426           17,247,548
Shares redeemed                                  (562,970)          (5,917,348)
                                                ---------         ------------
Net increase                                    1,079,456         $ 11,330,200
                                                =========         ============


Class C Shares for the Year                                            Dollar
Ended January 31, 2001                           Shares                Amount

Shares sold                                       404,886          $ 4,051,784
Shares issued to shareholders in reinvestment
of dividends and distributions                     22,184              223,623
                                                  -------          -----------
Total issued                                      427,070            4,275,407
Shares redeemed                                  (119,743)          (1,194,113)
                                                  -------          -----------
Net increase                                      307,327          $ 3,081,294
                                                  =======          ===========


5. Short-Term Borrowings:
The Fund, along with certain other funds managed by FAM and its affiliates, is a party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund partner withdrawals and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 30, 2001, the credit agreement was renewed for one year under the same terms. The Fund did not borrow under the credit agreement during the year ended January 31, 2002.

January 31, 2002, Mercury U.S. Government Securities Fund

NOTES TO FINANCIAL STATEMENTS (CONCLUDED)

6. Distributions to Shareholders:

The tax character of distributions paid during the fiscal years ended January 31, 2002 and January 31, 2001 was as follows:


                                         1/31/2002               1/31/2001
Distributions paid from:
   Ordinary income                      $ 2,463,085               $ 971,616
                                        -----------               ---------

Total taxable distributions             $ 2,463,085               $ 971,616
                                        ===========               =========


As of January 31, 2002, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income--net                                 $ 16,013
Undistributed long-term capital gains--net                             --
                                                                  ---------
Total undistributed earnings--net                                    16,013
Unrealized gains (losses)--net                                      143,877*
                                                                  ---------

Total accumulated earnings (losses)--net                          $ 159,890
                                                                  =========

*The difference between book-basis and tax-basis net unrealized gains (losses) is attributable primarily to the tax deferral of losses on wash sales and the deferral of post-October capital losses for tax purposes.

January 31, 2002, Mercury U.S. Government Securities Fund

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Mercury U.S. Government Securities Fund of
The Asset Program, Inc.

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Mercury U.S. Government Securities Fund as of January 31, 2002, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years presented. These financial statements and the financial highlights are the responsibility of the Program's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at January 31, 2002 by correspondence with the custodian and broker; where a reply from the broker was not received, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Mercury U.S. Government Securities Fund as of January 31, 2002, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
New York, New York
March 14, 2002

January 31, 2002, Mercury U.S. Government Securities Fund

OFFICERS AND DIRECTORS

INTERESTED DIRECTOR

                                                                                                   Number of
                                                                                                 Portfolios in
                              Position(s)                                                        Fund Complex          Other
                               Held with    Length of Time    Principal Occupation(s) During      Overseen by      Directorships
    Name, Address & Age          Fund           Served                 Past 5 Years                Director       Held by Director
Terry K. Glenn*              President      President/       Chairman, Americas Region since         196                None
800 Scudders Mill Road       and            Director/        2001, and Executive Vice
Plainsboro, NJ 08536         Director       Trustee          President since 1983 of Fund
Age: 61                                     since            Asset Management ("FAM") and
                                            1999             Merrill Lynch Investment
                                                             Managers, L.P. ("MLIM");
                                                             President of Merrill Lynch
                                                             Mutual Funds since 1999;
                                                             President of FAM Distributors,
                                                             Inc. ("FAMD") since 1986 and
                                                             Director thereof since 1991;
                                                             Executive Vice President and
                                                             Director of Princeton Services,
                                                             Inc. ("Princeton Services")
                                                             since 1993; President of
                                                             Princeton Administrators, L.P.
                                                             since 1988; Director of
                                                             Financial Data Services, Inc.,
                                                             since 1985.

*Mr. Glenn is a director, trustee or member of an advisory board of certain other investment companies for which FAM or MLIM acts as investment adviser. Mr. Glenn is an "interested person," as described in the Investment Company Act, of each Fund based on his positions as Chairman (Americas Region) and Executive Vice President of FAM and MLIM; President of FAMD; Executive Vice President of Princeton Services; and President of Princeton Administrators, L.P. The Director's term is unlimited. As Fund President, Mr. Glenn serves at the pleasure of the Board of Directors.

INDEPENDENT DIRECTORS

                                                                                          Number of
                                                                                        Portfolios in       Other
                             Position(s)                                                 Fund Complex     Directorships
                              Held with   Length of Time    Principal Occupation(s)      Overseen by        Held by
     Name, Address & Age        Fund          Served         During Past 5 Years           Director         Director
Joe Grills                  Director      1994 to          Member of CIEBA since 1986.       49       Duke Management Company;
P.O. Box 98                               present                                                     LaSalle Street Fund;
Rapidan, VA 22733                                                                                     Kimco Realty;
Age: 66                                                                                               Montpelier Foundation


Robert S. Salomon, Jr.      Director      1997 to          Principal of STI Management       36       CommonFund; Investment
106 Dolphin Cove Quay                     present          since 1994.                                Management Workshop
Stamford, CT 06902
Age: 65


Melvin R. Seiden            Director      1981 to          Retired.                          36       Silbanc Properties, Ltd.
780 Third Avenue,                         present
Suite 2502
New York, NY 10017
Age: 71


Stephen B. Swensrud         Director      1983 to present  Chairman, Fernwood Advisors       87           International Mobile
88 Broad Street,                                           since 1996.                                    Communication, Inc.
2nd Floor
Boston, MA 02110
Age: 68


*The Director's term is unlimited.

January 31, 2002, Mercury U.S. Government Securities Fund

OFFICERS AND DIRECTORS (CONCLUDED)

FUND OFFICERS

                                         Position(s)    Length of Time
         Name, Address & Age            Held with Fund      Served              Principal Occupation(s) During Past 5 Years
Donald C. Burke                         Vice            Vice President   First Vice President of FAM and MLIM since 1997 and the
P.O. Box 9011                           President and   since 1993 and   Treasurer thereof since 1999; Senior Vice President and
Princeton, NJ 08543-9011                Treasurer       Treasurer        Treasurer of Princeton Services since 1999; Vice
President                                               since 1999       President of FAMD since 1999; Vice President of FAM and
Age: 41                                                                  MLIM from Treasurer 1990 to 1997; Director of Taxation
                                                                         of MLIM since 1990.

Robert C. Doll, Jr.                     Senior Vice     2000 to present  President of MLIM and FAM; Co-Head (Americas Region)
P.O. Box 9011                           President                        thereof from 2000 to 2001 and Senior Vice President
Princeton, NJ 08543-9011                                                 thereof from 1999 to 2001; Director of Princeton
Age: 47                                                                  Services; Chief Investment Officer of Oppenheimer Funds,
                                                                         Inc. in 1999 and Executive Vice President thereof from
                                                                         1991 to 1999.

Teresa L. Giacino                       Vice            2001 to          Vice President and the Portfolio Manager of the Fund;
P.O. Box 9011                           President and   present          Vice President of MLIM since 1992.
Princeton,                              Portfolio
NJ 08543-9011                           Manager
Age: 39

Frank Viola                             Portfolio       2001 to          Managing Director of MLIM and has been Portfolio Manager
P.O. Box 9011                           Manager         present          thereof since 1997; Treasurer of Merrill Lynch Bank &
Princeton, NJ 08543-9011                                                 Trust from 1996 to 1997 and Vice President of Merrill
                                                                         Lynch
Capital Markets from 1993 to 1996.
Allan J. Oster                          Secretary       1999 to          Vice President (Legal Advisory) of MLIM since 2000;
P.O. Box 9011                                           present          Attorney with MLIM since 1999; Associate, Drinker Biddle
Princeton, NJ 08543-9011                                                 & Reath LLP from 1996 to 1999; Senior Counsel, U.S.
Age: 37                                                                  Securities and Exchange Commission from 1991 to 1996.


*Officers of the Fund serve at the pleasure of the Board of Directors.

Further information about the Fund's Officers and Directors is available in the Fund's Statement of Additional Information, which can be obtained without charge by calling 1-888-763-2260.

Walter Mintz, Director of Mercury U.S. Government Securities Fund, has recently retired. The Fund's Board of Directors wishes Mr. Mintz well in his retirement.

Custodian
The Bank of New York
100 Church Street
New York, NY 10286

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(888) 763-2260

January 31, 2002, Mercury U.S. Government Securities Fund